Exhibit 99

Nuclear Solutions, Inc. and Fuel Frontiers, Inc. Successfully Raises Funds to Purchase Land for Coal-to-Diesel Facility

WASHINGTON, DC, Jun 15, 2009 (MARKETWIRE via COMTEX) -- Nuclear Solutions, Inc. (OTCBB: NSOL) announced today that it has successfully raised funds to purchase an identified parcel of land in Muhlenberg County, Kentucky for the construction of a coal to ultra-clean diesel facility through a financing package with a total potential value of $700,000. Groundbreaking is projected for July 2009.

Nuclear Solutions, Inc. sold three million unregistered shares -- which represents 10 percent of the equity -- in Fuel Frontiers, Inc., its totally owned subsidiary, to a Kentucky-based private investor for an initial amount of $350,000 in cash. This funding transaction settled on June 12, 2009, and the funds have been released to the company. As part of the transaction, the private investor also paid for a stock option that gives the right to purchase up to an additional 10 percent in common share equity in Future Fuels, Inc. for another $350,000 in cash. This 90-day stock option expires on September 12, 2009.

According to the terms of the financing agreement, the private investor has the right to name one director to the board of Fuel Frontiers, Inc. for a 12-month term, and has exercised that right by choosing to appoint David C. Maland as a director. Both Nuclear Solutions, Inc. and Fuel Frontiers, Inc. retain the first right of refusal for a period of five years to repurchase all shares sold in connection with this financing agreement in the event that the investor decides to sell its shares in Fuel Frontiers, Inc. to a third party. Additional details of the transaction will be released in a forthcoming 8K informational filing with the Securities and Exchange Commission.

"In these challenging economic times, many would concur that investment capital has become scarce. We are, therefore, extremely pleased to be working with such a forward-thinking and committed investor. Most important, this financing agreement now allows us to follow-through on our intentions to purchase the land necessary for the construction of a coal-to-diesel facility in Kentucky," confirms Nuclear Solutions, Inc. Chief Financial Officer, Kenneth Faith.

While moving ahead with the land purchase, Nuclear Solutions, Inc.'s management is expected to convene at least one shareholder meeting this summer, where shareholders will be asked to vote on approving a registered spin-off of Fuel Frontiers, Inc. as its own independent, publicly traded company. Such a shareholder meeting will also provide an opportunity to decide other pertinent matters, such as amending Nuclear Solutions, Inc.'s articles of incorporation to increase the authorized number of shares and holding an election for directors.

About Nuclear Solutions, Inc.:

Nuclear Solutions, Inc. (OTCBB: NSOL) and its subsidiaries report operations and financial results on a consolidated basis within Nuclear Solutions, Inc.'s public filings. For further information on Nuclear Solutions, Inc. please contact an authorized representative of the company. The only authorized representatives of the company are: Patrick Herda and Ken Faith. The only authorized investor relations telephone numbers are (202) 580-8330 or (202) 787-1951. The company is not responsible for information transmitted by an unauthorized third party or through calls made to or from an unauthorized telephone number.

Additional Information and Forward-Looking Statements:

Any statements made in this release that are not statements of historical fact, including statements about beliefs and expectations, are forward-looking statements according to the Private Securities Litigation Reform Act of 1995 and should be evaluated as such. Forward-looking statements include statements that may relate to plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Without limiting the generality of the foregoing, these forward-looking statements may be identified by words such as "may," "will," "projected," "proposed," "is expected," "in the event," "while moving ahead," "intend," "intentions," "potentially," "be worth," "could," "would," "believe," or "continue," their negatives, other variations thereof, or comparable terminology. Some of these statements include discussions regarding our future business strategy, potential merger and acquisition activity, and our ability to generate revenue, income, and cash flow. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements and projections.

Overall, actual future results for Nuclear Solutions, Inc., and its subsidiary Fuel Frontiers, Inc., could differ significantly from statements contained in the press release. Factors that could adversely affect actual results and performance include, among others, the company's limited operating history, dependence on key management, financing requirements, technical difficulties commercializing any projects, government regulation, technological change, and competition. The companies will require additional funding to execute their business plans. We anticipate raising this money through debt and/or equity financing which may result in substantial dilution, and/or increase the company's indebtedness. No forward-looking statement or projection in the future will be updated to reflect the occurrence of unexpected events or a change in conditions or circumstances, except as required by law.

In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to Nuclear Solutions, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.

Contact
Patrick Herda
CEO
Nuclear Solutions, Inc.
Direct: (202) 470-2664
SOURCE: Nuclear Solutions, Inc.

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